Exhibit 10.21

AMENDMENT

TO

ALMOST FAMILY, INC.

NON-EMPLOYEE DIRECTORS

DEFERRED COMPENSATION PLAN

This is an Amendment to the Almost Family, Inc. Non-Employee Directors Deferred Compensation Plan (the "Plan") made effective as of January 1, 2009 by Almost Family, Inc. (the "Company").

A.	The Company maintains the Plan; and

B.        The Company wishes to amend and conform the written terms of the Plan to the requirements of Section 409A of the Internal Revenue Code of 1986;

NOW, THEREFORE, the Almost Family, Inc. Non-Employee Directors Deferred Compensation Plan is hereby amended as follows:

Amendment

1.         The reference to Caretenders Health Corp. in Section 1.1 is replaced by a reference to Almost Family, Inc., to reflect that Almost Family, Inc. is the Plan sponsor.

2.         The first sentence of Section 3.1 is amended to read as follows, to reflect a previous stock split (and not to increase the pool of shares):

Subject to adjustment as provided in Section 3.2, the number of shares of the Company’s common stock, par value $0.10 per share ("Common Stock"), reserved for issuance under the Plan is 200,000 shares.

3.	Section 6.1 is amended to read as follows:

Fair Market Value. For purposes of this Plan, the fair market value of the Common Stock on any date shall be (i) if the Common Stock is listed on a national or regional exchange, or on The NASDAQ Stock Exchange or a comparable market, the closing price of the Common Stock on such date, or (ii) if (i) above does not apply, the value determined in good faith by the Committee by reasonable application of a reasonable valuation method, considering any and all information the Committee determines relevant, consistent with Internal Revenue Code ("Code") Section 409A and Treasury Regulations thereunder.

4.	Section 8.2 is amended to read as follows:

Time for Payment of Deferred Amounts.

a. Payment of the amount in a Participant Account shall be made upon the earlier to occur of (i) 60 days following the date the Participant has a Separation from Service, (ii) the date selected by the Participant at the time of making a Cash Election or Share Election (which date may be different for the Cash Election and the Share Election) or (iii) 60 days following a Change in Control (as defined in Section 8.2b). Payment shall be made in the form of a lump sum, with payment from a Deferred Cash Account made in cash, and payment from a Deferred Stock Account made in Common Stock (except for any Cash Credits remaining in the Participant’s Deferred Stock Account, which shall be paid in cash). The Participant shall not make any contributions after a distribution under (ii) or (iii).

b. For purposes of the Plan, a Change in Control shall occur upon (i) the acquisition by any person after the date hereof of beneficial ownership of 50% or more of the voting power of the Company’s outside outstanding voting stock, (ii) five or more of the current members of the Board ceasing to be members of the Board unless any replacement director was elected by a vote of either at least 75% of the remaining directors, or of at least 75% of the shares entitled to vote on such replacement, or (iii) approval by the stock holders of the Company of (a) a merger or consolidation of the Company with another corporation if the stockholders of the Company immediately before such vote will not, as a result of such merger or consolidation, own more than 50% of the voting stock of the corporation resulting from such merger or consolidation, or (b) a complete liquidation of the Company or sale of all, or substantially all, of the assets of the Company. Notwithstanding the foregoing, a Change in Control shall not occur solely because 50% or more of the voting stock of the Company is acquired by (i) a trust which is part of an employee benefit plan maintained by the Company or its subsidiaries, or (ii) a corporation which, immediately following such acquisition , is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

Notwithstanding the foregoing, no payment shall be made on account of a Change in Control unless the Change in Control is a "Change in Ownership," "Change in Effective Control" or "Change in Asset Control" as each is defined in the final Treasury Regulations under Section 409A of the Code.

c. For purposes of the Plan, "Separation from Service" shall mean the date the Participant's term as a Director expires, the Director resigns, or the Director is removed, provided that the Company and Director in good faith believe at that time that the Director's status will not be renewed and that no other service relationship (as an employee or independent contractor) will continue or be begun. If the parties anticipate that some service relationship will continue after a Director's term expires and is not renewed, in all events the "Separation from Service" is deemed to occur 12 months after the date on which a Director Participant ceases to serve as a member of the Board of Directors of the Company or a subsidiary, as long as the Director does not actually perform services for the Company or a subsidiary (as a director, employee or independent contractor) during such 12 month period, as provided under Treasury Regulation §1.409A-1(h)(2)(ii).

5.	Section 9.2 is amended to add the following sentence to the end thereof:

Further, except to the extent permitted under Section 409A following a Change in Control, no amendment shall accelerate the timing of payment from the Deferred Cash Accounts and Deferred Stock Accounts.

6.	Article 9 is amended to add the following Section 9.6 to the end thereof:

9.6   409A Compliance.It is intended that amounts deferred under the Plan shall be compliant with Section 409A of the Code. In that respect the Company, by action of its Board, reserves the right to amend the Plan to the extent deemed necessary or appropriate to comply with the requirements of Section 409A. The Plan shall be interpreted, construed, and administered in accordance with this intent, provided that the Company does not promise or warrant any tax treatment of compensation hereunder. The Plan shall not be amended or terminated in a manner that would accelerate or delay payment of deferred compensation except as permitted under Treasury Regulations under Code Section 409A.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Almost Family, Inc. Non-Employee Directors Deferred Compensation Plan as of the Effective Date but actually on the date(s) stated below.

ALMOST FAMILY, INC.

By	/s/ C. Steven Guenthner

C. Steven Guenthner, Secretary/Treasurer

Date:	12/16/08